Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan Investor Relations Advisor ph: 203.682.8200 fax: 203.682.8201	Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Senior Vice President and CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS FIRST QUARTER RESULTS

LAS VEGAS...Monday, March 20, 2006...Shuffle Master, Inc. (NASDAQ National Market:  SHFL) today announced its results from continuing operations for the first quarter ended January 31, 2006.

First Quarter Financial Results

Excluding the adoption of FAS 123R:

•       Revenue increased 31% to $33.3 million.

•       Pre-tax income from operations increased 30% to $12.7 million.

•       Income from continuing operations increased 32% to $8.1 million and diluted earnings per share increased 35% to $0.23.

•       Cash provided by operating activities increased 79% to $9.7 million.

•       EBITDA increased 29% to $16.0 million.

•       Incremental costs associated with the 2005 Form 10-K delay totaled approximately $700,000 or $0.01 in diluted earnings per share.

Including the adoption of FAS 123R:

•       Pre-tax income from operations increased 18% to $11.4 million.

•       Income from continuing operations increased 19% to $7.2 million and diluted earnings per share increased 18% to $0.20.

Recent announcements included:

•       On February 1, 2006, a wholly owned indirect subsidiary of the Company, Shuffle Master Australasia Pty. Ltd., substantially completed its acquisition of Stargames Limited (“Stargames”) by purchasing 95% of the outstanding Stargames shares and effective March 8, 2006, the Company had acquired the remaining 5% of its shares. The Company will begin consolidating Stargames’ operating results as of February 1, 2006.

•       In January 2006, the Company entered into a strategic alliance with Sona Mobile Holdings Corp (“Sona”) to license, develop, distribute and market “in casino” wireless handheld gaming content and delivery systems to casinos throughout the world. Through this strategic alliance, Sona will develop a Shuffle Master-branded wireless gaming platform for both in-casino WiFi gaming as well as off-property wagering from mobile devices within areas where mobilized gaming is permitted. This will feature handheld versions of the Company’s proprietary table game content as well as other popular public-domain casino games. Commercial availability of the wireless platform is anticipated in late calendar 2006. Additionally, the Company purchased approximately 2.3 million shares of Sona’s common stock at the price of $1.30 per share for approximately $3.0 million.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “On the heels of another record year for Shuffle Master, we are especially pleased with our first quarter results. In addition to generating significant growth in all financial categories, we continue to execute on our strategy of both product and geographic diversification, resulting from both organic growth and acquisitions.” Yoseloff concluded, “Our performance was also impressive given that we finalized the largest acquisition in our Company’s history during the quarter. As this would suggest, our domestic and international opportunity has never been better and we anticipate our shareholders will benefit from our market position as we continue to expand and leverage our global infrastructure over the long-term.”

Utility Products

Revenue from Utility Products totaled $21.9 million in the first quarter, an increase of 64% from $13.4 million in the comparable prior year quarter due to continued strength in the Company’s shuffler business and significant revenue contribution from the Easy Chipper product. Utility Products lease revenue increased 13% over last year due to an increase in third generation shuffler products on lease, including the Deck Mate®, one2six™ and MD2®. As expected, Utility Products lease revenue and leased units declined from the prior sequential quarter, primarily due to the conversion of second generation ACE® shufflers in anticipation of introducing the next generation specialty table game shuffler. The Company’s shuffler conversion strategy has proven to be successful in the past, as evidenced by the obsolescence of the first generation BG-3 with the introduction of the ACE shuffler in 1999. Utility Products sales and service revenue increased 97% resulting from increased sales of the Deck Mate, one2six and MD2 shufflers. Note that approximately 12% of domestic shuffler sales in the first quarter represented replacements of older generation shufflers. During the quarter, the Company’s Easy Chipper® product also contributed approximately $3.0 million in Utility Products sales revenue.

Entertainment Products

For the quarter, revenue from Entertainment Products decreased 4% to $11.4 million versus $12.0 million in the same prior year period, primarily due to a decrease in lifetime license sales. Entertainment Products lease and royalty revenue increased compared to the prior quarter. The current quarter was favorably impacted by additional lease placements of the Company’s electronic table platform, Table MasterTM, as well as additional lease placements of its live table games, most notably Four Card Poker®, Fortune Pai Gow Poker® and Dragon Bonus®. Additionally, effective January 1, 2006, the Company increased the monthly lease rate for Three Card Poker®, which partially benefited the first quarter. Offsetting the increase in lease and royalty revenue was the conversion of Let It Ride® and Three Card Poker units to lifetime license sales, albeit at a lesser rate than experienced in recent quarters. Entertainment Products sales and service revenue decreased compared to last year resulting from the decline in lifetime license sales mentioned above, partially offset by Table Master sales revenue of $2.0 million.

Operating Expenses

Operating expenses for the quarter totaled $12.0 million compared to $9.8 million in the prior year quarter. The increase in operating expenses was primarily due to outside consulting and professional fees of approximately $700,000 or $0.01 in diluted earnings per share, associated with the preparation, finalization and delayed filing of the Annual Report on Form 10-K for fiscal 2005. Additionally, with the adoption of SFAS 123R, the Company recognized share-based compensation expense of approximately $1.3 million, which includes $316,000 for restricted stock compensation expense compared to $144,000 for the prior year quarter. Further detail of the Company’s share-based compensation is included under the Supplemental Data section.

Other Expense

During the quarter, other expense increased primarily due to unfavorable foreign currency fluctuations. Additionally, the Company incurred $108,000 of interest expense related to acquisition financing. In January 2006, the Company entered into a credit agreement with Deutsche Bank in the amount of $115.0 million in order to finance the acquisition of Stargames.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $41.0 million at January 31, 2006, an increase from $34.1 million at October 31, 2005. Net cash provided by operating activities totaled $9.7 million during the current quarter, compared to $5.4 million in the same prior year period.

Capital deployment initiatives during the first quarter totaled approximately $2.3 million. Additionally, using the proceeds from the acquisition financing, the Company initiated certain of its share purchases for Stargames prior to January 31, 2006. Accordingly, $20.9 million used to purchase such shares is reflected in Cost Method Investment. Cash restricted for acquisition of $91.3 million represents the balance of the acquisition financing required to fund the remaining outstanding shares of Stargames. Effective March 8, 2006, the Company had acquired 100% of the outstanding Stargames shares. As a result, the Company will begin consolidating Stargames’ operating results as of the Company’s fiscal quarter ending April 30, 2006.

The Company did not have any common share repurchases during the quarter in anticipation of closing the Stargames acquisition and as a result of the delay in filing the Company’s Annual Report on Form 10-K for the year ended October 31, 2005. As of March 20, 2006, approximately $8.8 million remains outstanding under the Company’s existing board authorizations.

Current Outlook

Consistent with previous guidance, management is targeting approximately 25% growth in quarter-over-quarter fiscal 2006 earnings per share. For the year, given the Company’s outstanding first quarter results, management is raising its full year fiscal 2006 earnings per share outlook to $1.02 - $1.05 or 28% - 31% growth over fiscal 2005. Note that the Company’s earnings guidance excludes the adoption of FAS 123R and any contribution from the recently announced Stargames acquisition, which it anticipates will be neutral to slightly accretive to fiscal 2006 earnings per share.

Further detail and analysis of the Company’s financial results for the first quarter ended January 31, 2006, is included in its Quarterly Report on Form 10-Q, which was filed today with the Securities and Exchange Commission.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, intelligent table systems, and roulette chip sorters, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games and Table MasterTM games to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, and to refinance its indebtedness, including the Company’s senior convertible notes and its bridge loan, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations; and the Company’s ability to successfully and economically integrate the operations of any acquired companies, such as Stargames. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on March 20, 2006 at 2:00 PM Pacific Time to discuss the results of operations for the first quarter ended January 31, 2006. The dial-in number for the call is (201) 689-8359; request “Shuffle Master’s First Quarter Fiscal 2006 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com. Immediately following the call and through March 27, 2006, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 194555.

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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	January 31,
	2006	2005
Revenue:
Utility products leases	$6,010	$5,312
Utility products sales and service	15,875	8,049
Entertainment products leases and royalties	6,255	6,148
Entertainment products sales and service	5,168	5,812
Other	10	49
Total revenue	33,318	25,370
Costs and expenses:
Cost of leases and royalties	2,827	2,347
Cost of sales and service	7,095	3,582
Selling, general and administrative	9,997	7,884
Research and development	1,961	1,869
Total costs and expenses	21,880	15,682
Income from operations	11,438	9,688
Other expense	(490)	(335)
Income from continuing operations before tax	10,948	9,353
Provision for income taxes	3,730	3,274
Income from continuing operations	7,218	6,079
Discontinued operations, net of tax	135	43
Net income	$7,353	$6,122
Basic earnings per share:
Continuing operations	$0.21	$0.17
Discontinued operations	—	0.01
Net income	$0.21	$0.18
Diluted earnings per share:
Continuing operations	$0.20	$0.17
Discontinued operations	0.01	—
Net income	$0.21	$0.17
Weighted average shares outstanding:
Basic	34,487	34,930
Diluted	35,692	36,658

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	January 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$27,820	$13,279
Cash restricted for acquisition	91,291	—
Investments	13,152	20,809
Accounts receivable, net	19,261	17,865
Investment in sales-type leases and notes receivable, net	8,870	8,219
Inventories, net	8,293	9,428
Deferred income taxes	2,046	1,837
Other current assets	6,861	3,255
Total current assets	177,594	74,692
Investment in sales-type leases and notes receivable, net	11,610	11,136
Products leased and held for lease, net	9,506	9,163
Property and equipment, net	3,962	4,144
Deferred income taxes	2,387	2,400
Cost method investment	20,856	—
Intangible assets, net	47,170	48,477
Goodwill	36,554	36,017
Other assets	11,433	7,088
Total assets	$321,072	$193,117
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,074	$3,540
Accrued liabilities	4,091	6,547
Customer deposits and unearned revenue	5,399	3,518
Income taxes payable	2,837	371
Note payable and current portion of long-term liabilities	117,823	3,082
Total current liabilities	135,224	17,058
Long-term liabilities, net of current portion	159,688	162,659
Deferred income taxes	62	—
Total liabilities	294,974	179,717
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 34,694 and 34,527 shares issued and outstanding	347	345
Additional paid-in capital	3,378	—
Deferred compensation	(5,472)	(5,788)
Retained earnings	24,651	17,298
Accumulated other comprehensive income	3,194	1,545
Total shareholders’ equity	26,098	13,400
Total liabilities and shareholders’ equity	$321,072	$193,117

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended January 31,
	2006	2005
Cash flows from operating activities:
Net income	$7,353	$6,122
Depreciation and amortization	3,587	2,776
Share-based compensation	1,311	144
Other operating activities	(2,503)	(3,608)
Net cash provided by operating activities	9,748	5,434
Cash flows from investing activities:
Net changes in investments	4,655	(178)
Cost method investment	(20,856)	—
Restricted cash—business acquisition	(91,291)	—
Payments for products leased and held for lease	(2,066)	(1,655)
Other investing activities	234	(6,833)
Net cash used by investing activities	(109,324)	(8,666)
Cash flows from financing activities:
Proceeds from acquisition financing, net of issue costs	114,719	—
Repurchases of common stock	—	(4,350)
Proceeds from issuances of common stock, net	1,767	3,425
Payment of long-term liabilities	(2,868)	(1,378)
Other financing activities	618	—
Net cash provided (used) by financing activities	114,236	(2,303)
Effect of exchange rate changes on cash	(119)	—
Net increase (decrease) in cash and cash equivalents	14,541	(5,535)
Cash and cash equivalents, beginning of period	13,279	20,580
Cash and cash equivalents, end of period	$27,820	$15,045

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited)

UNIT DATA

	Three Months Ended January 31,
	2006	2005
Shufflers installed base (end of period)
Lease units	4,684	4,457
Sold units, inception-to-date:
Beginning of quarter	13,780	11,151
Sold during quarter	957	558
Less trade-ins and exchanges	(157)	(126)
End of quarter	14,580	11,583
Total installed base(a)	19,264	16,040
Chipper installed base (end of period)
Lease units	6	—
Sold units, inception-to-date
Beginning of quarter	122	—
Sold during quarter	151	—
End of quarter	273	—
Total installed base(a)	279	—
Table games installed base (end of period)
Royalty units	2,953	2,766
Sold units, inception-to-date
Beginning of quarter	768	365
Sold during quarter	65	198
End of quarter	833	563
Total installed base(a)	3,786	3,329
Table Master installed base (end of period)
Lease units	37	8
Sold units, inception-to-date
Beginning of quarter	62	15
Sold during quarter	26	5
End of quarter	88	20
Total installed base(a)	125	28

(a)           Installed Base is the sum of product units under lease or license agreements and inception-to-date sold units. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended January 31,
	2006	2005
Reconciliation of income from continuing operations to EBITDA:
Income from continuing operations	$7,218	$6,079
Interest expense, net	155	121
Share-based compensation	1,311	144
Provision for income taxes	3,730	3,274
Depreciation and amortization	3,587	2,776
EBITDA from continuing operations(b)	$16,001	$12,394

	Three Months Ended January 31,
	2006	2005
Share-based compensation(c):
Cost of leases and royalties	$14	$—
Cost of sales and service	15	—
Selling, general and administrative	1,203	144
Research and development	79	—
Total share-based compensation	1,311	144
Tax benefit	(383)	(50)
Total share-based compensation, net of tax	$928	$94

(b)          EBITDA (defined as income from continuing operations before net interest, provision for income taxes, depreciation and amortization and share-based compensation) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

(c)           On November 1, 2005, the Company adopted the provisions of SFAS 123R and SAB 107, requiring the measurement and recognition of all share-based compensation under the fair value method. The Company implemented SFAS 123R using the modified prospective transition method. Accordingly, for the three months ended January 31, 2006, the Company recognized share-based compensation expense for all current award grants, if any, and for the unvested portion of previous award grants based on grant date fair values. Prior to fiscal 2006, the Company accounted for share-based awards under the APB 25 intrinsic value method, which resulted in compensation expense recorded only for restricted share awards and the modification of outstanding unvested options. Prior period financial statements have not been adjusted to reflect fair value of share-based compensation expense under SFAS 123R.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands except per share amounts)

FINANCIAL DATA (continued)

	Three Months Ended January 31,
	2006	2005
Reconciliation of income from operations to income from operations excluding the adoption of FAS 123R:
Income from operations	$11,438	$9,688
Share-based compensation	1,311	144
Income from operations excluding the adoption of FAS 123R	$12,749	$9,832
Reconciliation of income from continuing operations to income from continuing operations excluding the adoption of FAS 123R:
Income from continuing operations	$7,218	$6,079
Share-based compensation, net of tax	928	94
Income from continuing operations excluding the adoption of FAS 123R	$8,146	$6,173
Reconciliation of diluted earnings per share from continuing operations to diluted earnings per share from continuing operations excluding the adoption of FAS 123R:
Diluted earnings per share from continuing operations	$0.20	$0.17
Share-based compensation, net of tax	0.03	—
Diluted earnings per share from continuing operations excluding the adoption of FAS 123R	$0.23	$0.17